As filed with the Securities and Exchange Commission on April 11, 2014
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PHIBRO ANIMAL HEALTH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	2834	13-1840497
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Glenpointe Centre East, 3rd Floor
300 Frank W. Burr Boulevard, Suite 21
Teaneck, New Jersey 07666-6712
(201) 329-7300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jack C. Bendheim
President and Chief Executive Officer
Glenpointe Centre East, 3rd Floor
300 Frank W. Burr Boulevard, Suite 21
Teaneck, New Jersey 07666-6712
(201) 329-7300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joshua N. Korff, Esq. Christopher Kitchen, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800	Robert W. Downes, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004-2498 (212) 558-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ No. 333-194467
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one): ☐

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Class A common stock, $0.0001 par value per share	1,127,450	$15.00	$16,911,750	$2,178.24

(1)
  Represents only the additional number of shares of Class A common stock being registered and includes the additional shares of Class A common stock that the underwriters have the option to purchase. This does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-194467) (“Prior Registration Statement”).
(2)
  The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act, based on the proposed maximum aggregate offering price. The Registrant previously registered securities with an aggregate offering price not to exceed $243,535,500 on the Prior Registration Statement, which was declared effective by the Securities and Exchange Commission on April 10, 2014. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $16,911,750 are hereby registered, which includes shares subject to the underwriters’ option to purchase additional shares.
This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Phibro Animal Health Corporation (“Registrant”) is filing this registration statement with the Securities and Exchange Commission (the “Commission”). This registration statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-194467), which the Registrant originally filed on March 10, 2014 (“Prior Registration Statement”), and which the Commission declared effective on April 10, 2014.
The Registrant is filing this registration statement for the sole purpose of increasing the aggregate number of shares of Class A common stock offered by the Registrant by 1,127,450 shares. The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits thereto are hereby incorporated by reference in this filing.
The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Teaneck, State of New Jersey, on April 11, 2014.
PHIBRO ANIMAL HEALTH CORPORATION
By:
  /s/ Thomas G. Dagger

Name:
  Thomas G. Dagger
Title:
  Senior Vice President, General Counsel and Corporate Secretary
* * * *
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
* Jack C. Bendheim	Chairman, President and Chief Executive Officer (principal executive officer)	April 11, 2014
* Richard G. Johnson	Chief Financial Officer (principal financial and accounting officer)	April 11, 2014
* Gerald K. Carlson	Director	April 11, 2014
* Daniel M. Bendheim	Director	April 11, 2014
* E. Thomas Corcoran	Director	April 11, 2014
* Sam Gejdenson	Director	April 11, 2014
* Ken Hanau	Director	April 11, 2014
* Mary Lou Malanoski	Director	April 11, 2014
* Carol A. Wrenn	Director	April 11, 2014
*By: /s/ Thomas G. Dagger Thomas G. Dagger Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Kirkland & Ellis LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
24.1
Power of Attorney (incorporated by reference to Exhibit 24.1 to the registration statement on Form S-1 (Registration No. 333-194467), which was originally filed with the Securities and Exchange Commission on March 10, 2014).